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                                                                   EXHIBIT(d)(7)

                                                                  EXECUTION COPY


                             AMENDMENT NO. 1 TO THE
                             STOCK OPTION AGREEMENT

         THIS AMENDMENT NO. 1 TO THE STOCK OPTION AGREEMENT (this "Amendment No. 1"), dated as of November 30, 2001, is by and between Temple-Inland Inc., a Delaware corporation ("Parent") and Gaylord Container Corporation, a Delaware corporation (the "Company").

                                   WITNESSETH:

         WHEREAS, Parent, Temple-Inland Acquisition Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Merger Subsidiary"), and the Company, concurrently with the execution and delivery of this Amendment No. 1, will enter into an Amendment No. 1 to the Agreement and Plan of Merger, dated as of the date hereof, which amends, among other things, the Agreement and Plan of Merger, dated as of September 27, 2001 (as amended, the "Merger Agreement"), and all annexes, schedules, exhibits and attachments thereto, to reflect the change in the offer price in Merger Subsidiary's Offer (as defined in the Merger Agreement), from $1.80 to $1.25 per Share; and

         WHEREAS, Parent and the Company have entered into a Stock Option Agreement, dated as of September 27, 2001 (the "Stock Option Agreement"); and

         WHEREAS, Parent and the Company have agreed to amend the Stock Option Agreement as set forth below.

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent and the Company hereby agree as follows:

         1. Definitions. Capitalized terms used and not otherwise defined in this Amendment No. 1 shall have the respective meanings assigned to such terms in the Stock Option Agreement.

         2. Exercise Price Per Share. The Stock Option Agreement shall be amended as follows to reflect a reduction from $1.80 to $1.25 in the Exercise
Price:

                  The first sentence of Section 1.1 of the Stock Option Agreement shall be deleted in its entirety and replaced by the following:

         "The Company hereby grants to Parent an irrevocable option (the "Option") to purchase up to such number of newly-issued shares (the "Shares") of Class A Common Stock, par value $.0001 per share, of the Company (the "Company


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         Common Stock") as is equal to 19.9% of the Shares outstanding on the date of exercise of the Option at a purchase price per share of $1.25 (the "Exercise Price"), in the manner set forth in Sections 1.2 and 1.3 of this Agreement."

         3. Representations and Warranties of the Company. The Company represents and warrants to Parent as follows:

         The Company has all requisite corporate power and authority to execute and deliver this Amendment No. 1. The execution, delivery and performance by the Company of this Amendment No. 1 have been duly authorized by the Board of Directors of the Company and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Amendment No. 1. This Amendment No. 1 has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by Parent, this Amendment No. 1 is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

         4. Representations and Warranties of Parent. Parent represents and warrants to the Company as follows:

         Parent has all requisite corporate power and authority to execute and deliver this Amendment No. 1. The execution, delivery and performance by Parent of this Amendment No. 1 have been duly authorized by the Board of Directors of Parent and no other corporate action on the part of Parent is necessary to authorize the execution, delivery and performance by Parent of this Amendment No. 1. This Amendment No. 1 has been duly executed and delivered by Parent and, assuming due and valid authorization, execution and delivery thereof by the Company, this Amendment No. 1 is a valid and binding obligation of Parent enforceable against Parent in accordance with its terms.

         5. Miscellaneous.

         (a) The headings contained in this Amendment No. 1 are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment No. 1 or the Stock Option Agreement.

         (b) This Amendment No. 1 may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other party.

         (c) This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.


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         (d) Except as specifically provided herein, the Stock Option Agreement shall remain in full force and effect. In the event of any inconsistency between the provisions of this Amendment No. 1 and any provision of the Stock Option Agreement, the terms and provisions of this Amendment No. 1 shall govern and control.


                            [Signature page follows.]


                                        3

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         IN WITNESS WHEREOF, each of Parent and the Company has caused this
Amendment No. 1 to be executed on its behalf by its respective officer thereunto duly authorized, all as of the date first above written.


                                    TEMPLE-INLAND INC.



                                    By: /s/ M. RICHARD WARNER
                                       ---------------------------------
                                    Name:    M. Richard Warner
                                    Title:   Vice President and Chief
                                             Administrative Officer


                                    GAYLORD CONTAINER CORPORATION



                                    By: /s/ DANIEL P. CASEY
                                       ---------------------------------
                                    Name:   Daniel P. Casey
                                    Title:  Chief Financial Officer